EXHIBIT 99.2

Included below is note 10 from Reliant Energy, Inc.’s interim financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

(10) Contingencies

We are parties to many legal proceedings, some of which involve substantial claim amounts. Unless otherwise noted, we cannot predict the outcome of these proceedings. In this note, we disclose only proceedings that became reportable during the three months ended March 31, 2006 and material developments in previously reported proceedings. For information about previously reported proceedings, see note 12 to our consolidated financial statements in our Form 10-K, which note (as updated below) is incorporated by reference into, and filed as an exhibit to, this Form 10-Q.

Legal Matters.

Pending Western States Electricity and Natural Gas Litigation.

Criminal Proceeding – Reliant Energy Services, Inc. In February 2006, the judge denied the motions to dismiss that were filed by Reliant Energy Services, Inc. and some of its former and current employees in this proceeding.

Other Litigation

ERISA Action. The class action lawsuit filed in 2002 by participants in our and CenterPoint’s employee benefits plan, which was dismissed by the United States District Court for the Southern District of Texas, is on appeal to the United States Court of Appeals for the Fifth Circuit. The lawsuit seeks monetary damages and restitution.